DEFENSE TECHNOLOGIES INTERNATIONAL CORP. (DTII)

FINRA approves Reverse Split

Del Mar, California (June 28, 2022) – Defense Technologies International Corp. (OTC: DTII) (the Company) and Passive Security Scan Inc. (the Subsidiary); innovative providers of security technology and systems with broad and diverse applications, announces FINRA approval of the company’s requested reverse split.

The Company was notified by FINRA that the Reverse Split will be effective at the opening of business on June 28, 2022. The new symbol will be DTIID.  After 20 business days, the symbol will change back to DTII. Reverse Split 1 for 500 common shares, New Cusip: 24464F303.

The Company, expecting to enter the Production-Phase, had no alternative but to restructure its common stock in order to be able to achieve the required funding for its ‘Passive Portal’ and ‘EBT Station’ (elevated body temperature camera).

Please visit the DTII website with updated information:

https://www.defensetechnologiesintl.com/

and the PSSI website with the new Gallery:

http://www.passivesecurityscan.defensetechnologiesintl.com/gallery.html

"I am VERY pleased with the approval by FINRA of the proposed reverse split (1:500) which will enhance our funding opportunities for the Production-Phase substantially. We believe that our Passive Portal and EBT Station are the Anchor to provide Health and Safety for Schools and other Public Venues. Our unique, US Patented, ‘Zero-Radiation’ weapons detector and our Elevated Body Temperature Camera ‘EBT Station’ will provide increased safety without any harmful radiation” says President Merrill Moses.

About DTII and its subsidiary ‘Passive Security Scan, Inc’ (PSSI).

PSSI, a private Utah Corporation and Subsidiary of Defense Technologies International Corp. (DTII). was formed to bring our Passive Scanning Technology™ and our Passive Portal™ zero-radiation weapons and the EBT elevated temperature detection systems to the market, to improve public safety with a system specifically designed for public and private schools, sports arenas, and other public venues. The Passive Scanning Technology™ was developed in 2005 and has been continually improved upon with the newest technological advances. The Passive Portal™ gateway is our newest model in production and ready for the market.

Forward-Looking Statements. This news release contains certain statements that may be deemed "forward- looking" statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are no guarantees of future performance and actual results may differ materially from those in forward looking statements. Forward looking statements are based, estimates of the Company's management on the date the statements are made. Except as required by law, the Company undertakes no obligation to update these forward-looking statements in the event that management's estimates, or other factors, should change.

Contact: Defense Technologies International

Merrill W. Moses, President & CEO

Phone: 800 520-9485 - email: dtii@defensetechnologiesintl.com

Websites:DTII - http://www.defensetechnoloiesintl.com/ &

PSSI - http://www.passivesecurityscan.defensetechnologiesintl.com/index.html